JACOB L. HAFTER, ESQ.

Nevada State Bar No. 9303

MICHAEL K. NAETHE, ESQ.

Nevada State Bar No. 11222

LAW OFFICE OF JACOB L. HAFTER & ASSOCIATES

7201 W. Lake Mead Boulevard, Suite 210

Las Vegas, Nevada 89128

Tel: (702) 405-6700

Fax: (702) 685-4184

Attorneys for Cannabis Science, Inc.

EIGHTH JUDICIAL DISTRICT COURT

CLARK COUNTY, NEVADA

CANNABIS SCIENCE, INC, a Nevada corporation,

            Plaintiff,

            vs.

GOLDSMITH HEALTH CARE, LTD., a Nevada professional corporation;
IVAN GOLDSMITH, M.D., individual; MONA DEVER-GOLDSMITH, an individual;
DOE Defendants I through X, inclusive; and ROE CORPORATIONS A through Z, inclusive.

              Defendants.

Case No.: ___A-12-666070-B Dept. No.: __ XXIX______________ STIPULATION AND ORDER

            Plaintiff Cannabis Science, Inc., by and through its counsel of record, the Law Office of Jacob Hafter & Associates, and Goldsmith Health Care, Ltd., Ivan Goldsmith, M.D., and Mona Dever-Goldsmith, by and through their counsel of record, the Law Office of Spencer M. Judd, Esq., (collectively “the Parties”) hereby stipulate and agree as follows:

1

RECITALS

1.      On July 31, 2012, Plaintiff filed a Complaint and on or about August 1, 2012 Plaintiff filed a motion for a temporary restraining order and preliminary injunction.

2.      On August 8, 2012, the Court granted Plaintiff’s motion for a temporary restraining order and scheduled a hearing on the preliminary injunction for August 30, 2012 at 10:00 A.M.

3.      On August 30, 2012, the parties informed the Court that a settlement (“Settlement”) had been agreed to in principle and the Parties proceeded to place the terms of the Settlement on the record.

4.      The Court ordered the Parties to prepare a stipulation and order for review.

STIPULATION

1.      Within five (5) business days of receiving notice of this Court’s approval, through the execution of the below included Order, of the terms of this Settlement, Defendant Ivan Goldsmith, M.D. shall provide the Plaintiff with an lawfully executed unsecured promissory note in the amount of FIVE THOUSAND DOLLARS ($5,000.00), which shall be payable within twelve (12) months of the date of this Settlement.

2.      Defendants’ counsel, Spencer Judd, Esq., shall wire ONE HUNDRED FIFTY FOUR THOUSAND NINE HUNDRED AND SEVENTY DOLLARS ($154,970.00) from his IOLTA account within two (2) business days of receiving notice of this Court’s approval, through the execution of the below included Order, of the terms of this Settlement.

3.      Upon submission of this Stipulation to the Court, Plaintiff’s counsel shall designate in writing the account to which Mr. Judd is to wire the ONE HUNDRED FIFTY FOUR THOUSAND NINE HUNDRED AND SEVENTY DOLLARS ($154,970.00)  from his IOLTA account.

2

4.      Defendants have returned 5,750,000 Cannabis Science, Inc. Class A share certificates to Plaintiff’s counsel in open court, and should Plaintiff require any additional act for the return of such shares, Defendants shall promptly cooperate.

5.      The Motion for a Preliminary Injunction shall be deemed withdrawn.

6.      Within five (5) business days of receiving notice that all terms of this Settlement have been completed, Plaintiff shall notify the Court of such and cause the present case to be dismissed with prejudice.

7.      The Parties shall bear their own fees, costs and expenses, including attorney’s fees, for this case and not seek any reimbursement of such.

8.      The Parties do hereby forever discharge and release each other, parent companies, affiliates, subsidiaries, partners, employees, joint venturers, predecessors, attorney(s), shareholders, officers, directors, agents, successors and assigns from any and all actions, suits, claims, counterclaims, contracts, promises, liabilities, debts, damages, sums of money, accounts and demands whatsoever, which the Parties have now or have ever had, arising from the events that are the subject of the aforementioned Complaint.

9.      The Parties further agree that any agreements between the parties as of the date of this Stipulation, whether written or oral, shall be deemed to be terminated and non-enforceable.

10.  The Parties shall not engage in any action that constitutes business disparagement of the other under Nevada law.

11.  Nothing in this Stipulation shall prevent the Plaintiff from complying with any state or federal laws generally and shall not prohibit the Plaintiff from filing the required documentation with the Securities Exchange Commission.

12.  By signing this Stipulation, counsel for each party acknowledges and warrants that it has the authority to bind their clients to the terms of this Stipulation.

DATED THIS 10 DAY OF OCTOBER, 2012.

LAW OFFICES OF JACOB HAFTER        LAW OFFICE OF SPENCER M. JUDD, ESQ.

& ASSOCIATES

By: /s/ Jacob L. Hafter                                     By: /s/ Spencer M. Judd

JACOB L. HAFTER, ESQ.                              SPENCER M. JUDD, ESQ.

7201 W. Lake Mead Blvd., Suite 210                 9420 Mountainair Ave

Las Vegas, NV 89128                                       Las Vegas, Nevada 89134

Attorneys for Plaintiff                                       Attorneys for Goldsmith Health Care, Ltd., Ivan Goldsmith, M.D., and Mona Dever-Goldsmith

3

ORDER

            Pursuant to the foregoing stipulation of all the parties, good cause appearing therefore, it is hereby ordered:

1.      That the terms of the Stipulation are incorporated and adopted as if set forth fully herein.

2.      That the Temporary Restraining Order issued by this Court on August 8, 2012 is dissolved;

3.      That the bond provided by the Plaintiff pursuant to the Temporary Restraining Order is hereby released and shall be promptly returned by the clerk of this Court to Plaintiff’s counsel;

4.       That Plaintiff’s Motion for a Preliminary Injunction is hereby withdrawn; and

5.      This case is dismissed with prejudice.

                                                                       DATED: October 15, 2012

                                                                        /s/ Susan W. Scann

                                                                  HONORABLE SUSAN W. SCANN

Respectfully Submitted By:

/s/ Jacob L. Hafter

JACOB L. HAFTER, ESQ.

7201 W. Lake Mead Blvd., Suite 210

Las Vegas, Nevada 89134

4